Exhibit 99.2

Nerdy Announces Second Quarter 2026 Financial Results

Nerdy delivers second quarter results in line with guidance, improving non-GAAP adjusted EBITDA margin by approximately 400 basis points year-over-year and narrowing the year-over-year decline in Active Members for a fourth consecutive quarter.

St. Louis, August 6, 2026 – Nerdy Inc. (NYSE: NRDY) today announced financial results for the second quarter ended June 30, 2026.

“Our second quarter results reflect the continued execution of our strategy,” said Chuck Cohn, Founder, Chairman and CEO of Nerdy. “We’ve connected tutoring, content, and progress tracking into a single Study Plan experience, and early signals as we head into back-to-school season are encouraging. We remain committed to returning to Active Member growth and sustained profitability by the end of 2026.”

Please visit the Nerdy investor relations website https://www.nerdy.com/investors to view the Nerdy Q2 Shareholder Letter on the Quarterly Results Page.

Second Quarter Financial Highlights:

Revenue In Line with Expectations – Revenue of $43.3 million was in line with our guidance range of $42 million to $44 million, and represented a decrease of 4% year-over-year from $45.3 million during the same period in 2025. Consistent with expectations, revenue decreased when compared to the prior year period due to lower Consumer and Institutional revenue. The decrease in Consumer revenue was primarily driven by a lower Active Member count, partially offset by higher ARPM. As we began to lap the price increases enacted in February 2025, the rate of ARPM growth moderated year-over-year.

Consumer Revenue – Consumer revenue recognized in the second quarter was $36.5 million and represented 84% of total Company revenue. As of June 30, 2026, ARPM was $366, a 5% increase year-over-year. As of June 30, 2026, there were 29.1 thousand Active Members, a 5% decrease year-over-year. This rate of decline has narrowed sequentially for four consecutive quarters, and we expect to return to positive growth by the end of 2026.

Gross Margin – Gross margin was 64.7% for the three months ended June 30, 2026, compared to a gross margin of 61.5% during the comparable period in 2025. The increase in gross margin was primarily driven by lower amortization of capitalized internal-use software as a result of a charge for the abandonment of capitalized internal-use software that occurred in Q4 2025, coupled with lower Expert costs when compared to the prior year period.

Adjusted EBITDA Loss Improves Compared to Last Year; also In Line with Expectations – Net loss was $6.9 million in the second quarter versus a net loss of $12.0 million during the same period in 2025. Excluding non-cash stock compensation expenses and restructuring costs, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $2.1 million for the second quarter of 2026 compared to a non-GAAP adjusted net loss of $4.5 million in the second quarter of 2025. We reported a non-GAAP adjusted EBITDA loss of $0.9 million for the second quarter of 2026, in line with our guidance of negative $2 million to breakeven. This compares to a non-GAAP adjusted EBITDA loss of $2.7 million in the same period one year ago. Non-GAAP adjusted EBITDA performance relative to guidance was driven by lower marketing spend, reduced variable staffing costs, and strong G&A cost control. These impacts were partially offset by higher AI costs. Non-GAAP adjusted EBITDA performance relative to the prior year period was driven by reduced variable staffing costs, efficiency improvements, and strong cost control. These impacts were also partially offset by higher AI costs.

Liquidity and Capital Resources – As of June 30, 2026, the Company’s principal sources of liquidity were cash and cash equivalents of $38.4 million. With our cash on hand and the funding available under our term loan, we believe we have ample liquidity to fund operations and growth initiatives, as we execute toward free cash flow positive.

Third Quarter and Full Year 2026 Outlook: We have made two decisions, both aimed at sharpening our focus on the core business. First, we exited First Tutors, a small tutoring business in the United Kingdom. It is immaterial to our results, and the decision is about focus rather than economics. Second, we are shutting down Varsity Tutors for Schools (“VT4S”) to concentrate on Consumer — our core business, where the opportunity is significantly larger and where our resources and management bandwidth earn better returns. Together, these decisions simplify the Company and put our capital behind our highest-return assets. We expect that focus to show up in execution. We expect to incur approximately $2 million to $4 million of exit-related costs, primarily in Q3. The decision does have a near-term impact on our outlook, most notably on cash, and the guidance we are establishing today reflects that. Excluding the exit, our full year outlook is largely unchanged from our previously announced revenue, non-GAAP adjusted EBITDA and cash guidance.

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Revenue Guidance: For the third quarter of 2026, we expect revenue in the range of $32-$35 million. For the full year of 2026, we expect revenue in the range of $168 million to $175 million, compared to our prior range of $180 to $190 million.

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Non-GAAP Adjusted EBITDA Guidance: For the third quarter of 2026, we expect non-GAAP adjusted EBITDA in the range of negative $9 million to negative $6 million, excluding exit costs. For the full year of 2026, we expect non-GAAP adjusted EBITDA in the range of negative $4 million to approximately breakeven, excluding exit costs.

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Liquidity and Capital Resources: We now expect to end the year with approximately $30 to $32 million of cash, inclusive of the $20 million drawn on our term loan, compared to our prior expectation of $40 to $45 million. The change is primarily due to the timing of VT4S collections and the expected costs of the wind-down. VT4S contracts were generally paid in advance and recognized as revenue over the following twelve months. Exiting ahead of its peak booking period reduces the cash collections and year-end cash balance assumptions embedded in our prior outlook. To be clear, the year-end cash balance change is not a reflection on changed economics of the Consumer business, rather the working capital cycle of the business we are exiting. Based on our current operating plan, we expect existing liquidity to fund the company through free-cash-flow breakeven.

Webcast and Earnings Conference Call

Nerdy’s management will host a conference call to discuss its financial results on Thursday, August 6, 2026 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-461-5787. International callers can dial 1-585-542-9983. The Access Code is 511635729. A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors.

About Nerdy Inc.

Nerdy (NYSE: NRDY) operates a next-generation live tutoring and intervention platform that leverages the power of human expertise with advanced artificial intelligence (“AI”) to personalize learning, accelerate student achievement, and empower educators. Our mission is to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across thousands of subjects and multiple formats—including Learning Memberships, one-on-one instruction, small group tutoring, large format classes, and adaptive assessments. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Learn more about Nerdy at https://www.nerdy.com.

Contact

Investor Relations

investors@nerdy.com

Forward-looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue and active member growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2026 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our level of indebtedness, which could adversely affect our financial condition; our operating activities may be restricted as a result of covenants related to our term loan and failure to comply with these covenants could have a material adverse effect on us; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer business; risks associated with the implementation of our plan to wind down Varsity Tutors for Schools, including the timing and amount of expected exit costs, our ability to realize anticipated benefits, and the impact on our business and results of operations; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 26, 2026, and our Quarterly Report on Form 10-Q filed on August 6, 2026, as well as other filings that we may make from time to time with the SEC.